UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Questar Corporation

(Name of Registrant as Specified In Its Charter)

Dominion Resources, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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New FAQs made available to Questar Corporation employees by Dominion Resources, Inc. regarding the merger transaction

February 26, 2016

Benefits at Dominion (Active Health & Welfare)

(New) Can you tell me if a specific procedure is covered under Dominion’s Medical Plan?

The coverage under Dominion’s Medical Plan is comprehensive. We encourage all Dominion employees covered under the Plan to contact Anthem if they have questions about coverage for a specific procedure. As with all medical plans, certain procedures require prior authorization. Note that coverage will continue under Questar’s current benefit plans following the close of the transaction and for a period of time following closing. A firm transition date to the Dominion plans has not been set. We will continue to update you as transition plans progress.

Benefits at Dominion (Pension)

(New) What is a Cash Balance Pension Plan?

Dominion’s cash balance pension plan is a defined benefit retirement plan that is funded solely by the company. Dominion credits each participating employee’s Cash Balance Account with a percentage of the employee’s pay each month, depending on the employee’s years of credited service. Cash Balance Accounts are also credited with interest at an annual rate established in accordance with IRS guidelines.

Questar Stock (non-401(k))

(New) Will we receive $25/share at the time of the transaction regardless of the current market price?

Yes.